UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 7, 2018 (August 1, 2018)

SERVICEMASTER GLOBAL HOLDINGS, INC.

(Exact name of each registrant as specified in its charter)

Delaware	001-36507	20-8738320
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

150 Peabody Place, Memphis, Tennessee	38103
(Address of principal executive offices)	(Zip Code)

(901) 597-1400

(Each registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On August 1, 2018, in connection with ServiceMaster Global Holdings, Inc.’s (“ServiceMaster”) previously announced intention to separate its American Home Shield business by means of a spin-off, The ServiceMaster Company, LLC (the “Company”), an indirect wholly owned subsidiary of ServiceMaster, entered into a credit agreement (the “Short Term Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and other financial institutions party thereto, providing for a $1 billion term loan facility (the “Short Term Credit Facility”). The Company borrowed $1 billion under the Short Term Credit Facility on August 1, 2018.  The Company expects to use the proceeds of such borrowing to repay principal, interest, or premium on the term loans under the Company’s amended and restated credit agreement, dated as of November 8, 2016, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent and issuing bank, the lenders and other financial institutions party thereto (the “Existing Credit Agreement”).  The Company expects to repay the Short Term Credit Facility pursuant to a debt-for-debt exchange agreement, which, if entered into and effected, would require the Company to transfer certain indebtedness of frontdoor, inc. (currently an indirect, wholly owned subsidiary of the Company, formed to hold the assets and liabilities associated with ServiceMaster’s American Home Shield business) owed to the Company to Chase Lincoln First Commercial Corporation to repay and retire the Company’s obligations under the Short Term Credit Facility. The result of these transactions and the proposed spin-off, if such transactions occur, would be a reduction in ServiceMaster’s total consolidated outstanding indebtedness by approximately $1 billion.

The Short Term Credit Facility will mature on September 30, 2018.  CDRSVM Holding, LLC, the direct parent of the Company, and each direct and indirect domestic subsidiary of the Company that guarantees the Existing Credit Agreement guarantee the Company’s obligations under the Short Term Credit Agreement.  The Short Term Credit Agreement contains affirmative and negative covenants that are substantially similar to the affirmative and negative covenants in the Existing Credit Agreement.  The interest rates applicable to the loans under the Short Term Credit Facility are based on a fluctuating rate of interest measured by reference to either, at the borrower’s option, (i) an adjusted London inter-bank offered rate (“LIBOR”) plus 2.50% per annum, or (ii) an alternate base rate plus 1.50% per annum. Prior to maturity on September 30, 2018, the Company may prepay term loans under the Short Term Credit Facility at any time and from time to time, in whole or in part, without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans. There is no required amortization under the Short Term Credit Facility. The Short Term Credit Agreement provides for certain customary events of default which, if any of them occurs, would permit or require the loans under the Short Term Credit Facility to be declared due and payable.

The foregoing description of the Short Term Credit Facility is qualified in its entirety by reference to the complete terms and conditions of the Short Term Credit Agreement, filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 concerning the Company’s direct financial obligations under the Short Term Credit Facility is hereby incorporated herein by reference.

Item 8.01. Other Events.

On August 7, 2018, ServiceMaster issued a press release announcing the financing transaction in conjunction with the proposed spin-off of the American Home Shield business, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Credit Agreement, dated as of August 1, 2018, among The ServiceMaster Company, LLC, JPMorgan Chase Bank N.A., as administrative agent, the lenders and other financial institutions party thereto.

99.1	Press Release of ServiceMaster Global Holdings, Inc., issued August 7, 2018

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Credit Agreement, dated as of August 1, 2018, among The ServiceMaster Company, LLC, JPMorgan Chase Bank N.A., as administrative agent, the lenders and other financial institutions party thereto.

99.1	Press Release of ServiceMaster Global Holdings, Inc., issued August 7, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 7, 2018	SERVICEMASTER GLOBAL HOLDINGS, INC.

	By:	/s/ Anthony D. Dilucente
		Name:	Anthony D. Dilucente
		Title:	Senior Vice President and Chief Financial Officer